Exhibit 99.1
Press Release of the Registrant dated February 12, 2010

POPE RESOURCES REPORTS FOURTH QUARTER 2009 EARNINGS
February 12, 2010

Contact:           Tom Ringo
 VP & CFO
360.697.6626
Fax 360.697.1156
NEWS RELEASE

FOR IMMEDIATE RELEASE	NASDAQ:POPE

February 12, 2010

POPE RESOURCES REPORTS FOURTH QUARTER LOSS OF $376,000

Pope Resources (NASDAQ:POPE) reported a net loss attributable to unitholders of $376,000, or $0.08 per diluted ownership unit, on revenue of $5.2 million for the fourth quarter ended December 31, 2009. This compares to a net loss attributable to unitholders of $1.4 million, or $0.32 per diluted ownership unit, on revenue of $3.2 million for the comparable period in 2008.

Net loss attributable to unitholders for the year ended December 31, 2009 totaled $272,000, or $0.07 per diluted ownership unit, on revenue of $20.5 million. Results for the full year ended December 31, 2009 include a $1.1 million loss on early extinguishment of debt.  Net income for the corresponding period in 2008 totaled $1.2 million, or $0.23 per diluted ownership unit, on revenue of $28.2 million.

Cash provided by operations for the quarter ended December 31, 2009 was $853,000, compared to cash used by operations of $1.8 million for the fourth quarter of 2008. For the year ended December 31, 2009, cash provided by operations was $662,000, compared to $4.0 million in 2008.

“While we concluded both the fourth quarter and year with small losses, we are seeing some modest improvements in log pricing relative to earlier in 2009, with a sense that a market bottom may have been reached,” said David L. Nunes, President and CEO. “But we expect the home building sector’s recovery to be slow based on continuing challenges with high unemployment, a large and growing stock of foreclosed properties, and tight credit. We are entering 2010 with tempered log price expectations and, as with the past two years, plan to harvest less than our long-term sustainable level. We are targeting a harvest of 32 million board feet (MMBF) for 2010, essentially the same as 2009 and nearly 50% below our estimated long-term sustainable harvest level of 60 MMBF.”

POPE RESOURCES REPORTS FOURTH QUARTER 2009 EARNINGS
February 12, 2010

Fee Timber operating income in the fourth quarter improved to the highest level since the second quarter of 2008. Fourth quarter operating income increased from $136,000 in 2008 to $1.7 million in 2009, driven by harvest volume that increased from 2 MMBF in 2008 to 10 MMBF in 2009, offset in part by a 16% decline in average realized log price, which fell from $494 per thousand board feet (MBF) in 2008 to $415 per MBF in 2009. We also responded to a stronger relative pulpwood market by shifting into some lower quality harvest units that had a higher proportion of pulpwood volume.  While this pushed down our average realized log price, it allowed higher valued log inventory to continue to add volume and value through biological growth.

Fee Timber operating income for 2009 was $3.7 million compared to $6.3 million for 2008, a drop of 41%. This decline was driven by the combined effect of a 14% drop in harvest volumes, from 38 MMBF in 2008 to 32 MMBF in 2009, and a 19% decrease in average realized log price, which dropped from $506 per MBF in 2008 to $410 per MBF in 2009.

Our Timberland Management & Consulting segment posted an operating loss of $172,000 for the fourth quarter of 2009, higher than the operating loss of $99,000 for the corresponding quarter in 2008 due to the termination of the Cascade Timberlands contract in mid-2009. For the year ended December 31, 2009, this segment’s operating loss of $375,000 represented an improvement on 2008’s operating loss of $543,000 due in large part to a reduction in expense associated with forming our second timberland investment fund, offset partially by the loss of the Cascade contract.

The operating loss of $398,000 posted by our Real Estate segment for the fourth quarter of 2009 was slightly higher than the operating loss of $344,000 for 2008’s fourth quarter. For the year ended December 31, 2009, this segment’s operating income of $1.7 million represented a significant reversal of 2008’s operating loss of $1.1 million due in large part to a $3.3 million conservation easement sale in the third quarter of 2009.

General & Administrative expenses for 2009 declined 6% to $3.7 million, compared to $4.0 million in the prior year. This improvement was driven primarily by cost-cutting measures put in place at the end of the first quarter due to our lower harvest level and the uncertainty with respect to the length of the recession, offset partially by legal costs incurred in pursuing our SLARS arbitration case.

A significant contributing factor to our overall loss for 2009 was the decision to refinance one of our two timber mortgages, which resulted in the aforementioned $1.1 million loss on early extinguishment of debt. In an effort to both reduce the future refinancing risk on our two timber mortgages, both due in 2011, and reduce our weighted average interest expense, we decided to refinance the mortgage with the higher interest rate of 9.65%.  Our new mortgage reduced our interest rate to 6.4%, extended the term out 10 years, and folded in the debt extinguishment costs as incremental borrowing.

The incremental interest expense from our refinancing largely overshadowed the positive impact of the cost cutting initiative we launched at the end of the first quarter.  In addition to the general and administrative savings described above, this effort lowered our other operating expenses by 25%, or $2.4 million. While not immediately apparent in a year in which we are recording overall losses, we are encouraged by this initiative as it is expected to improve our overall cost competitiveness in the future.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

POPE RESOURCES REPORTS FOURTH QUARTER 2009 EARNINGS
February 12, 2010

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 152,000 acres of timberland and development property in Washington and Oregon.  We also manage, co-invest in, and consolidate two timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in Washington, Oregon, and California. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com.  The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include conditions in the housing construction and wood-products markets that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors." Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in $000's, except per unit amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Revenues	$5,218	$3,150	$20,478	$28,178
Costs and expenses:
Cost of sales	(2,346)	(936)	(8,372)	(14,071)
Operating expenses	(2,946)	(3,556)	(10,827)	(13,418)
Operating income (loss)	(74)	(1,342)	1,279	689
Interest income	52	115	219	965
Interest expense	(552)	(616)	(2,317)	(2,469)
Capitalized interest	238	339	1,091	1,279
SLARS impairment and loss on dispositions	(246)	(88)	(318)	(381)
Income (loss) before debt extinguishment costs	(582)	(1,592)	(46)	83
Debt extinguishment costs	-	-	(1,137)	-
Income (loss) before income taxes	(582)	(1,592)	(1,183)	83
Income tax benefit (expense)	(33)	67	(39)	61
Net income (loss)	(615)	(1,525)	(1,222)	144
Net loss attributable to noncontrolling interests	239	86	950	1,018
Net income (loss) attributable to Pope Resources' unitholders	$(376)	$(1,439)	$(272)	$1,162

Average units outstanding - Basic	4,520	4,601	4,539	4,597
Average units outstanding - Diluted	4,520	4,601	4,539	4,660

Basic net income (loss) per unit	$(0.08)	$(0.32)*	$(0.07)	$0.23 *
Diluted net income (loss) per unit	$(0.08)	$(0.32)*	$(0.07)	$0.23 *

*Earnings (loss) per unit differ from amounts previously reported due to retrospective application of new accounting guidance for determining whether instruments granted in share-based payment transactions are participating securities.

	CONDENSED CONSOLIDATED BALANCE SHEETS
	(all amounts in $000's)

	31-Dec-09	31-Dec-08
Assets:
Pope Resources cash and cash equivalents	$6,035	$15,931
ORM Timber Funds cash and cash equivalents	1,145	2,047
Cash and cash equivalents	7,180	17,978
Auction rate securities, current	690	-
Other current assets	1,392	1,868
Total current assets	9,262	19,846
Roads and timber, net	120,787	92,753
Properties and equipment, net	54,581	47,946
Auction rate securities, non-current	796	3,619
Other assets	1,630	1,247
Total	$187,056	$165,411
Liabilities and equity:
Current liabilities	$3,066	$3,581
Long-term debt, excluding current portion	28,659	28,169
Other long-term liabilities	1,274	1,490
Total liabilities	32,999	33,240
Partners' capital	83,126	87,817
Noncontrolling interests	70,931	44,354
Total	$187,056	$165,411

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Net income (loss)	$(615)	$(1,525)	$(1,222)	$144
Added back:
Depletion	552	26	2,001	3,437
Timber depletion on HBU sale	-	352	-	478
SLARS activity	246	88	318	381
Depreciation and amortization	195	195	810	774
Unit compensation	154	162	621	584
Deferred taxes	(82)	(126)	(222)	(143)
Excess unit compensation tax benefit	(17)	(167)	(17)	(167)
Development expenditures*	(414)	(1,226)	(1,639)	(3,451)
Cost of land sold	8	54	127	2,614
Change in operating accounts	826	401	(115)	(699)
Cash provided by (used in) operations	$853	$(1,766)	$662	$3,952

*   2008 amounts have been revised due to a change in the classification of real estate development expenditures from investing to operating activities

	SEGMENT INFORMATION
	(all amounts in $000's)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Revenues:
Pope Resources Fee Timber	$4,683	$1,616	$14,816	$18,706
ORM Timber Funds	27	46	31	4,845
Total Fee Timber	4,710	1,662	14,847	23,551
Timberland Management & Consulting (TM&C)	51	211	601	944
Real Estate	457	1,277	5,030	3,683
Total	5,218	3,150	20,478	28,178
Operating income (loss):
Fee Timber	1,694	136	3,724	6,294
TM&C	(172)	(99)	(375)	(543)
Real Estate	(398)	(344)	1,663	(1,111)
General & administrative	(1,198)	(1,035)	(3,733)	(3,951)
Total	$(74)	$(1,342)	$1,279	$689

	SELECTED STATISTICS

	Three months ended		Twelve months ended
	2009	2008	2009	2008
Log sale volumes (thousand board feet):
Sawlogs
Douglas-fir	7,373	1,508	22,383	24,913
Whitewood	526	86	1,080	3,121
Cedar	149	54	827	795
Hardwood	135	51	835	977
Pulp
All species	2,017	374	7,336	7,942
Total	10,200	2,073	32,461	37,748

Average price realizations (per thousand board feet):
Sawlogs
Douglas-fir	438	516	435	537
Whitewood	332	384	309	412
Cedar	718	1,222	817	1,245
Hardwood	466	588	446	638
Pulp
All species	329	307	296	359
Overall	415	494	410	506

Owned timber acres	114,000	114,000	114,000	114,000
Acres owned by Funds	36,000	24,000	36,000	24,000
Third-party managed acres	-	267,000	-	267,000
Capital expenditures ($000's)	672	2,641	2,863	6,070
Depletion ($000's)	552	378	2,001	3,915
Depreciation and amortization ($000's)	195	195	810	774
Debt to total capitalization (excludes noncontrolling interest)	26%	25%	26%	25%

	QUARTER TO QUARTER COMPARISONS
	(Amounts in $000's except per unit data)

	Q4 2009 vs. Q4 2008	Q4 2009 vs. Q3 2009
	Total	Total

Net income (loss) attributable to Pope Resources' unitholders:
4th Quarter 2009	$(376)	$(376)
3rd Quarter 2009		920
4th Quarter 2008	(1,439)
Variance	$1,063	$(1,296)

Detail of earnings variance:
Fee Timber
Log price realizations (A)	$(806)	$275
Log volumes (B)	4,015	1,476
Depletion	(524)	(136)
Production costs	(1,278)	(420)
Other Fee Timber	151	146
Timberland Management & Consulting
Management fee changes	(208)	(20)
Other Timberland Mgmnt & Consulting	135	6
Real Estate
Environmental remediation liability	(30)	(30)
Land and conservation easement sales	(719)	(2,906)
Timber depletion on HBU sale	346	(6)
Other Real Estate	349	(170)
General & administrative costs	(163)	(408)
Net interest expense	(99)	24
Debt extinguishment costs	-	1,137
Other (taxes, noncontrolling int., impairment)	(106)	(264)
Total change in earnings	$1,063	$(1,296)

(A) Price variance calculated by extending the change in average realized price by current period volume.
(B) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.